Exhibit 2.1
Execution Copy
MORTGAGE SERVICING RIGHTS PURCHASE AND SALE AGREEMENT
BANK OF AMERICA, NATIONAL ASSOCIATION
(Seller)
NATIONSTAR MORTGAGE LLC
(Purchaser)
Dated and effective as of September 30, 2011

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EXHIBIT A:	SCHEDULE OF MORTGAGE LOANS

EXHIBIT A-1:	ESTIMATED PURCHASE PRICE COMPUTATION WORKSHEET

EXHIBIT A-2:	PURCHASE PRICE COMPUTATION WORKSHEET

EXHIBIT B:	FORM OF TRANSFER CONFIRMATION

EXHIBIT C:	DATA TRANSFER SPECIFICATIONS

EXHIBIT D:	OFFICER’S CERTIFICATE

EXHIBIT E:	SERVICING TRANSFER INSTRUCTIONS

EXHIBIT F:	PURCHASE PRICE PERCENTAGE

EXHIBIT G:	FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT H:	FORM OF TRI-PARTY AGREEMENT

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MORTGAGE SERVICING RIGHTS PURCHASE AND SALE AGREEMENT
     This Mortgage Servicing Rights Purchase and Sale Agreement (the “Agreement”), dated as of September 30, 2011, is by and between Nationstar Mortgage LLC, a Delaware limited liability company (the “Purchaser”), with offices located in 350 Highland Drive, Lewisville, Texas, 75067, and Bank of America, National Association, a national banking association, with offices located in 4500 Park Granada, Calabasas, California, 91302 (the “Seller”) (the Purchaser and the Seller will collectively be referred to as the “Parties”).
W I T N E S S E T H:
     WHEREAS, Seller desires to sell the Mortgage Servicing Rights to certain residential mortgage loans owned or securitized by Freddie Mac and currently serviced by Seller on behalf of Freddie Mac;
     WHEREAS, Purchaser desires to purchase such Mortgage Servicing Rights; and
     WHEREAS, Purchaser and Seller desire to set forth the terms and conditions pursuant to which Seller will sell, transfer and assign, to Purchaser, all of Seller’s right, title and interest in and to such Mortgage Servicing Rights, and Purchaser will purchase and assume all right, title and interest in and to those certain Mortgage Servicing Rights identified herein as related to the Mortgage Loans.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES
          Section 1.01 Definitions.
     Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:
     Agreement: As defined in the first paragraph hereof.
     Applicable Law: All federal, state and local laws, rules and regulations, as amended from time to time, applicable to the Mortgage Loans or the Mortgage Servicing Rights.
     Assignments of Mortgage Instruments: An assignment of Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction where the related Mortgaged Property is located to reflect the transfer of the Mortgage to the party indicated therein or if the related Mortgage has been recorded in the name of MERS or its designee, such actions as are necessary to cause the designee to be shown as the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS.
     Business Day: Any day other than (a) a Saturday or Sunday, or (b) a day on which banking institutions in the States of California, Texas or New York are authorized or obligated by law or by executive order to be closed.
     Collateral File: With respect to each Mortgage Loan, a file containing each of the Mortgage Loan Documents or, as applicable, copies thereof, that are required by the Investor to be held by the document custodian pursuant to the Servicing Agreements.
     Corporate Advances: Advances of attorney fees and costs, property preservation, property inspection, valuation fees, as well as other default related expenses expended by Seller in accordance with the Servicing Agreement.
     Credit File: Those documents, which may be originals, copies or electronically imaged, pertaining to each Mortgage Loan, which are delivered to the Purchaser in connection with the servicing of the Mortgage Loan, which may include copies of Mortgage Loan Documents and the credit documentation relating to the origination of such Mortgage Loan, and any documents gathered during the Servicing of the Mortgage Loans, prior to the Servicing Transfer Date.
     Excluded Loans: Residential mortgage loans that have, among other attributes, one or more of the following features:
     (a) Is subject to any foreclosure or similar proceeding.
     (b) Involves a borrower who is more than 90 days delinquent on any payment on such loan.
     (c) Is in process of any modification, workout or other loss mitigation process.
     (d) Is insured or guaranteed by the Federal Housing Administration or Department of Veterans Affairs.
     (e) Is involved in litigation.
     Estimated Purchase Price: As set forth in Section 3.01 and the Estimated Purchase Price Computation Worksheet (Exhibit A-1).
     Freddie Mac: The entity formerly known as the Federal Home Loan Mortgage Corporation, or any successor thereto.
     Holdback: The meaning provided in Section 3.02.
     Interim Servicing Agreement: The servicing agreement entered into by the Seller and the Purchaser, dated as of September 30, 2011, setting forth the servicing obligations of the Seller, and the compensation to be paid by the Purchaser, for the period beginning on the Sale Date and ending on the Servicing Transfer Date, of each Mortgage Loan, which agreement shall be substantially in the form attached hereto as Exhibit G.

     Investor: Freddie Mac.
     Investor Cutoff Date: The fifteenth (15th) calendar day of each month, or, if not a Business Day, one Business Day prior to the fifteenth calendar day, or as otherwise defined in the Servicing Agreement.
     Loss or Losses: Any and all direct, actual and out-of-pocket losses, damages, deficiencies, claims, costs or expenses, including without limitation, reasonable attorneys’ fees and disbursements, excluding (i) any amounts attributable to or arising from overhead allocations, general or administrative costs and expenses, or any cost for the time of any Party’s employees, (ii) consequential losses or damages consisting of speculative lost profits, lost investment or business opportunity, damage to reputation or operating losses, or (iii) punitive or treble damages; provided, however, that the exclusions set forth in clauses (ii) and (iii) above do not apply if and to the extent any such amounts are actually incurred in payment to a third party or government entity.
     LPMI: Lender paid mortgage insurance.
     MERS: Mortgage Electronic Registration Systems, Inc., or any successor thereto.
     MI: The default insurance provided by private mortgage insurance companies on certain Mortgage Loans
     Mortgage: Each of those mortgages, deeds of trust, security deeds or deeds to secure debt creating a first lien on or an interest in real property securing a Mortgage Note and related to a Mortgage Loan.
     Mortgage Loan: Each of those mortgage loans described in Exhibit A hereto, as the same may be amended and updated pursuant to Section 2.01 hereof.
     Mortgage Loan Documents: With respect to each Mortgage Loan, the original Mortgage Loan documents held by the document custodian, including the Mortgage Note, and if applicable, cooperative mortgage loan related documents and a power of attorney, a New York Consolidation, Extension and Modification Agreement, or other modification document, or as otherwise set forth under the Servicing Agreements and any other documents required to properly service, through foreclose, any Mortgaged Property.
     Mortgage Note: With respect to any Mortgage Loan, the note or other evidence of indebtedness of the Mortgagor, thereunder, including, if applicable, an allonge and lost note affidavit.
     Mortgaged Property: The Mortgagor’s real property, securing repayment of a related Mortgage Note, consisting of a fee simple interest in a single parcel of real property, improved by a residential dwelling.
     Mortgage Servicing Rights: The rights and responsibilities of Seller with respect to servicing the Mortgage Loans under the Servicing Agreements, including any and all of the following if and to the extent provided therein : (a) all rights to service a Mortgage Loan; (b) all rights to receive servicing fees, additional servicing compensation (including without limitation any late fees, change fees, assumption fees, penalties (other than prepayment penalties) or similar payments with respect to such Mortgage Loan, and income on escrow accounts or other receipts on or with respect to the Mortgage Loan), reimbursements or indemnification for servicing the Mortgage Loan, and any payments received in respect of the foregoing and proceeds thereof; (c) the right to collect, hold and disburse escrow payments or other payments with respect to the Mortgage Loan and any amounts actually collected with respect thereto and to receive interest income on such amounts to the extent permitted by Applicable Law; (d) all accounts and other rights to payment related to any of the property described in this paragraph; (e) possession and use of any and all Credit Files pertaining to the Mortgage Loan or pertaining to the past, present or prospective servicing of the Mortgage Loan; (f) to the extent applicable, all rights and benefits relating to the direct solicitation of the related Mortgagors for refinance or modification of the Mortgage Loans and attendant right, title and interest in and to the list of such Mortgagors and data relating to their respective Mortgage Loans; (g) all rights, powers and privileges incident to any of the foregoing.
     Mortgagor: An obligor under a Mortgage Loan.
     Person: Any individual, partnership, corporation, limited liability company, business entity, joint stock company, trust, unincorporated organization, joint venture or other entity.
     P & I Advances: Principal and interest advances expended by Seller in accordance with the Servicing Agreement net of prepaid principal and interest as applicable.
     Purchase Price: The product of the unpaid principal balance of the Mortgage Loans as of the Sale Date multiplied by the Purchase Price Percentage and as further defined in Section 3.01(a).
     Purchase Price Percentage: That percentage amount specified in Exhibit F hereto.
     Purchaser: Nationstar Mortgage LLC, its successors and assigns.
     Related Escrow Accounts: Mortgage Loan escrow/impound accounts maintained by Seller relating to the Mortgage Servicing Rights, including accounts for buydown funds, real estate taxes and MI, flood and hazard insurance premiums.
     Repurchase Price: As defined for Seller’s repurchase of Mortgage Servicing Rights in Section 10.03.
     Sale Date: Close of business on September 30, 2011, or such other date as may be mutually agreed to in writing by Seller and Purchaser, and as further defined in Section 2.02.
     Seller: Bank of America, National Association, a national banking association, its successors and assigns.
     Servicing: The responsibilities, with respect to servicing the Mortgage Loans, under the Servicing Agreements.
     Servicing Agreements: The Purchase Documents, as defined in the Freddie Mac Servicing Guides, as amended from time to time, and including waivers approved by the Investor,under which the Seller is the servicer of the Mortgage Loans relating to the Mortgage Servicing Rights.
     Servicing Transfer Date: Open of business on October 17, 2011 and November 16, 2011, respectively, or as may be mutually agreed to in writing by Seller and Purchaser, which shall be one (1) Business Day after the Investor Cutoff Date, and as confirmed for each Mortgage Loan, set forth on the Transfer Confirmation associated with each transfer.

     Servicing Transfer Instructions: The instructions detailing the procedures pursuant to which Seller shall effect the transfer of Servicing to Purchaser, which instructions are attached hereto as Exhibit E.
     T & I Advances: Advances expended by the Seller for the payment of taxes and insurance amounts due related to the Mortgage Loans, in accordance with the Servicing Agreement.
     Transfer Confirmation: A document, substantially in the form of Exhibit B hereto, executed by the Seller and the Purchaser, which sets forth the Mortgage Loans transferred to the Purchaser, or its designee, for Servicing, on each Servicing Transfer Date.
     Transaction Documents: The Transfer Confirmation, Interim Servicing Agreement, Tri-Party Agreement and this Agreement.
     Tri-Party Agreement: That certain Servicing Transfer Agreement dated as of September 30, 2011 by, between and among Seller, Freddie Mac and Purchaser pursuant to which Freddie Mac acknowledges that it will look solely to Seller, and not to Purchaser, for any claims relating to the selling representations and warranties on Mortgage Loans and the servicing of such Mortgage Loans prior to the Sale Date, which shall be substantially in the form attached hereto as Exhibit H.
          Section 1.02 General Interpretive Principles.
     For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (a) The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;
     (b) Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;
     (c) References herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;
     (d) A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;
     (e) The words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;
     (f) The term “include” or “including” shall mean without limitation by reason of enumeration, and
     (g) Any and all capitalized terms which are not defined herein shall have their respective meanings set forth in the Servicing Agreements.

ARTICLE II
SALE AND TRANSFER OF SERVICING
          Section 2.01 Items to be Sold.
     Subject to, and upon the terms and conditions of this Agreement, Seller shall, as hereinafter provided, sell, transfer, and deliver to Purchaser all of Seller’s right, title and interest in and to the Mortgage Servicing Rights, and Purchaser agrees to purchase the Mortgage Servicing Rights. Seller and Purchaser acknowledge and agree that the Mortgage Loan Schedule used for the purpose of calculating the Estimated Purchase Price is preliminary on the Sale Date and does not fully account for Mortgage Loans that either may have been fully pre-paid prior to the Sale Date or excluded from the transaction as of the Sale Date as a result of the final application of the purchase criteria. No later than ten (10) Business Days after the Sale Date, Seller shall complete and provide to Purchaser a final Mortgage Loan Schedule.
          Section 2.02 Sale Date.
     On the Sale Date:
     (a) As of the Sale Date, legal and beneficial ownership to the Mortgage Servicing Rights, including all legal and beneficial rights, obligations and duties with respect to the Mortgage Servicing Rights, shall be transferred to Purchaser;
     (b) On the Sale Date, the following documents shall be exchanged between the parties:
     (i) This Agreement, duly executed by each of the parties hereto;
     (ii) The duly executed corporate certificate of Purchaser required by Section 9.03;
     (iii) The executed Interim Servicing Agreement; and
     (iv) The executed Tri-Party Agreement.
     (c) Purchaser shall pay to Seller the portion of the Purchase Price due on the Sale Date, defined in Section 3.02.
          Section 2.03 Servicing Transfer Date.
     On each Servicing Transfer Date:
     (a) Purchaser shall assume responsibility for Servicing, and Seller shall cease all Servicing activity pursuant to the Interim Servicing Agreement, related to the Mortgage Loans transferred on a particular Servicing Transfer Date; and
     (b) Purchaser and Seller shall execute a Transfer Confirmation for each Servicing Transfer Date.

ARTICLE III
CONSIDERATION
          Section 3.01 Purchase Price.
     (a) In full consideration for the sale of the Mortgage Servicing Rights, and upon the terms and conditions of this Agreement, Purchaser shall pay to Seller a Purchase Price (the “Purchase Price”) equal to the product of (x) the actual outstanding principal balance of the Mortgage Loans as of the Sale Date, multiplied by (y) the Purchase Price Percentage; provided, however, that in the event full prepayments of principal balances on the Mortgage Loans exceed an annualized rate of seven percent (7%) for a period of 90 days after the Sale Date (the “90 Day Period”), the Purchase Price shall be reduced by an amount equal to the product of (i) the excess of (x) the aggregate amount of the full prepayments on the Mortgage Loans during the 90 Day Period, over (y) an amount equal to product of (A) seven percent (7%), multiplied by (B) twenty-five percent (25%), multiplied by (C) the principal balance of the Mortgage Loans as of the Sale Date, multiplied by (ii) the Purchase Price Percentage (“Prepayment Adjustment”).
     (b) No later than one (1) Business Day prior to the Sale Date, Seller shall complete and provide to Purchaser, the Estimated Purchase Price Computation Worksheet, in the form of Exhibit A-1 based on information regarding the Mortgage Loans, as of the previous month-end trial balance.
     (c) No later than ten (10) Business Days after the Sale Date, Seller shall complete and provide to Purchaser, the Purchase Price Computation Worksheet, in the form of Exhibit A-2, based on information regarding the Mortgage Loans as of Sale Date.
          Section 3.02 Payment.
     Payments shall be paid by Purchaser to Seller by wire transfer of immediately available federal funds, to an account designated by Seller, as follows:
     (a) Purchaser will pay Seller fifteen percent (15%) of the Estimated Purchase Price for the Mortgage Servicing Rights on the Sale Date;
     (b) Purchaser will pay Seller a sum equal to 100% of the Purchase Price, excluding any Prepayment Adjustment and Holdback, less the payment made in accordance with subparagraph (a) above related to the Mortgage Loans in each Transfer Confirmation, five (5) Business Days after each applicable Servicing Transfer Date and subject to the Purchaser’s receipt from Seller of the documents, information and data related to the Mortgage Loans transferred on the applicable Servicing Transfer Date, consisting of:
     (i) A readable tape, in a form and content as mutually agreed to, to allow the Purchaser to service such Mortgage Loans in accordance with Servicing Agreements;
     (ii) Substantially all of the Credit Files in the possession of Seller, in accordance with the terms of the Agreement, or access to the Seller’s web portal, that are reasonably sufficient to enable Purchaser to assume the functional responsibility to conduct the Servicing in all material respects in accordance with the Servicing Agreements and Applicable Laws;
     (iii) Substantially all of the Collateral Files in the possession of Seller or its document custodian, to either the Seller or its Freddie Mac approved designee, unless otherwise mutually agreed, that are reasonably sufficient to enable Purchaser to assume the functional responsibility to conduct the Servicing in all material respects;
     (iv) Seller’s remittance to the Purchaser of substantially all of the Related Escrow Account funds; and
     (v) The applicable Transfer Confirmation.
     (c) Purchaser shall hold back from the amount paid to Seller in accordance with Section 3.02(b) an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000.00) for each of the two Servicing Transfer Dates for a total of Five Million Dollars ($5,000,000) (the “Holdback”). Within thirty (30) days following each applicable Servicing Transfer Date, Purchaser shall deliver or cause to be delivered to Seller a list identifying any missing Mortgage Loan Documents with respect to such Mortgage Loans that are required by the Investor to be included in the Collateral File. Purchaser shall release the Holdback to Seller on a loan level, pro rata basis on the last Business Day of each month (beginning sixty (60) days after the applicable Servicing Transfer Date) for each Mortgage Loan that has been fully prepaid or been liquidated or with respect to which Purchaser has received all of the Mortgage Loan Documents identified on such list (other than the recorded Assignments of Mortgage required as a result of this transaction), to include each Mortgage Loan with respect to which Purchaser has not identified any missing Mortgage Loan Documents on such list, provided, however, that the Holdback with respect to any Mortgage Loan shall be released not later than one (1) year after the applicable Servicing Transfer Date. In the event the required Mortgage Loan Documents comprising the Collateral File, other than recorded Mortgages and interim Assignments of Mortgage, are not received within one (1) year following the applicable Servicing Transfer Date, Purchaser may deduct from the Holdback the out of pocket costs associated with creating or obtaining any required missing Mortgage Loan Documents. Purchaser shall provide Seller loan-level reports with each release detailing the outstanding Mortgage Loan Documents as well as the Mortgage Loans paid off or liquidated. Purchaser shall not offset against the Holdback amounts due from Seller to Purchaser pursuant to Seller’s indemnification obligations under Section 10.01 of this Agreement or under any Transaction Document or other agreement between the Parties.
     (d) Within thirteen (13) Business Days after each Servicing Transfer Date, Purchaser shall pay the Seller an amount equal to one hundred percent (100%) of all delinquent P&I Advances funded or reimbursed by or on behalf of the Seller under the applicable Servicing Agreement relating to the Mortgage Loans which were transferred on such Servicing Transfer Date, which were recoverable and otherwise properly made by such Seller under, and are fully reimbursable pursuant to, the related Servicing Agreement, and for which such Seller has not previously been reimbursed; provided that the following conditions have been satisfied:

     (i) The transfer of servicing from the Seller to Purchaser has occurred under the Agreement pursuant to Section 3.02(b);
     (ii) Within three Business Days prior to payment by Purchaser, the Seller has provided Purchaser with customary documentation and support, which may be in electronic form, for all unreimbursed P&I Advances accrued through the close of business of the day prior to the applicable Servicing Transfer Date (“Advance Calculation Date”) including loan level delinquent P&I Advances as required in Purchaser’s reasonable discretion in order to obtain reimbursement of such P&I Advances from Investor.
     (e) Within eighteen (18) Business Days after each Servicing Transfer Date, Purchaser shall pay the Seller an amount equal to one hundred percent (100%) of all Corporate Advances, funded or reimbursed by or on behalf of the Seller under the applicable Servicing Agreement relating to the Mortgage Loans which were transferred on such Servicing Transfer Date, which were recoverable and otherwise properly made by such Seller under, and are fully reimbursable pursuant to, the related Servicing Agreement, and for which such Seller has not previously been reimbursed; provided that the following conditions have been satisfied:
     (i) The transfer of servicing from the Seller to Purchaser has occurred under the Agreement pursuant to Section 3.02(b);
     (ii) Within three Business Days prior to payment by Purchaser, the Seller has provided Purchaser with customary documentation and support for all unreimbursed Corporate Advances accrued through the close of business of the day prior to the applicable Servicing Transfer Date as required in Purchaser’s reasonable discretion to obtain reimbursement of such Corporate Advances from Investor (“Advance Calculation Date”).
     (f) Within eight (8) Business Days after each Servicing Transfer Date, Purchaser shall pay the Seller an amount equal to one hundred percent (100%) of all T&I Advances, funded or reimbursed by or on behalf of the Seller under the applicable Servicing Agreement, including suspense, partial and unapplied funds, and loss drafts relating to the Mortgage Loans which were transferred on such Servicing Transfer Date, which were recoverable and otherwise properly made by such Seller under, and are fully reimbursable pursuant to, the related Servicing Agreement, and for which such Seller has not previously been reimbursed; provided that the following conditions have been satisfied:
     (i) The transfer of servicing from the Seller to Purchaser has occurred under the Agreement pursuant to Section 3.02(b);
     (ii) Within three Business Days prior to payment by Purchaser, the Seller has provided Purchaser with customary documentation and support for all unreimbursed T&I Advances accrued through the close of business of the day prior to the applicable Servicing Transfer Date as required in Purchaser’s reasonable discretion to obtain reimbursement of such Corporate Advances from Investor.

     (g) Purchaser shall calculate the Prepayment Adjustment within 45 days of the end of the 90 Day Period and shall inform Seller of the amount of the Prepayment Adjustment, if any, within such 45 day period. If applicable, Seller shall remit the Prepayment Adjustment to Purchaser within 15 days of receipt of Purchaser’s calculation of the Prepayment Adjustment.
     (h) If, subsequent to the payment of the Purchase Price or the payment of any amounts due hereunder to either party, the outstanding principal balance of any Mortgage Loan is found to be in error, or if for any reason the Purchase Price or such other amounts is found to be in error, the party benefiting from the error shall pay an amount sufficient to correct and reconcile the Purchase Price or such other amounts and shall provide a reconciliation statement and other such documentation to reasonably satisfy the other party concerning the accuracy of such reconciliation. Such amounts shall be paid by the proper party within ten (10) Business Days from receipt of satisfactory written verification of amounts due. Any such request must be received by either party within 180 days of the applicable Servicing Transfer Date.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as of the Sale Date as follows:
          Section 4.01 Due Incorporation and Good Standing.
     Seller is a national association duly organized, validly existing and in good standing under the laws of the United States and is authorized to transact business in each jurisdiction in which Seller transacts business.
          Section 4.02 Authority and Capacity.
     Seller has all requisite power, authority and capacity, subject to approvals required pursuant to Sections 7.02 and 7.03 hereof, to enter into this Agreement and each other applicable Transaction Document and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other applicable Transaction Document, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action. This Agreement constitutes, and each other applicable Transaction Document constitutes or will constitute, a valid and legally binding agreement of Seller enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Seller of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally, and by general equity principles.
          Section 4.03 Title to the Servicing and Related Escrow Accounts.
     Seller is the lawful owner of the Mortgage Servicing Rights, is responsible for the maintenance of the Related Escrow Accounts, and has the sole right and authority, subject to any required Investor approval, to transfer the Mortgage Servicing Rights as contemplated hereby. The transfer, assignment and delivery of the Mortgage Servicing Rights and of the Related Escrow Accounts shall vest in Purchaser all rights as servicer, including the right to receive reimbursement of all P&I Advances and all Corporate Advances paid for by Purchaser pursuant to Sections 3.02(c) and 3.02(d), free and clear of any and all claims, charges, defenses, offsets, liens and encumbrances of any kind or nature whatsoever.
          Section 4.04 Related Escrow Accounts.
     All Related Escrow Accounts are being, and have been, maintained in accordance with Applicable Law and in accordance with the Servicing Agreements and the terms of the related Mortgages and other Mortgage Loan documents; and, except as to payments which are past due under Mortgage Notes, all balances required by the Mortgages or other Mortgage Loan documents to be paid to Seller for the account of the Mortgagors are on deposit in the appropriate Related Escrow Account.
          Section 4.05 Servicing Agreements; Applicable Laws.
     Seller has performed its obligations in all material respects in accordance with the Servicing Agreements and Applicable Laws.
          Section 4.06 Accuracy of Servicing Information.
     The information (i) in the data tapes dated June 30, 2011 provided by Seller, or its agents, to Purchaser, and (ii) in the Schedule of Mortgage Loans in Exhibit A attached hereto pertaining to the Mortgage Loans and the Mortgage Servicing Rights, is true and correct in all material respects. The characteristics of the Mortgage Loans and the Servicing Rights described in such data tapes are in the aggregate substantially similar to that described in such Schedule of Mortgage Loans, except for ordinary changes based on routine servicing activities and the application of eligibility criteria for Excluded Loans to the Mortgage Servicing Rights to be included in this transaction.
          Section 4.07 Effective Agreements.
     The execution, delivery and performance of this Agreement and each other Transaction Document by Seller, compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its certificate of incorporation or bylaws, or, upon obtaining any required Investor approval, any instrument or agreement to which it is a party or by which it is bound or which affects the Mortgage Servicing Rights, or any state or federal law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it or to the Mortgage Servicing Rights.
          Section 4.08 No Accrued Liabilities.
     To the best of Seller’s knowledge there are no accrued liabilities of Seller with respect to the Mortgage Loans or the Mortgage Servicing Rights or circumstances under which such accrued liabilities will arise against Purchaser as successor to the Mortgage Servicing Rights, with respect to occurrences prior to the Servicing Transfer Date.

          Section 4.09 Seller/Servicer Standing.
     Seller is an approved Freddie Mac seller/servicer in good standing with the requisite financial criteria and adequate resources to complete the transactions contemplated hereby on the conditions stated herein. Seller is a member of MERS in good standing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES AS TO MORTGAGE LOANS
     As further inducement to Purchaser to enter into this Agreement, Seller represents and warrants to the Purchaser, as the Sale Date, with respect to each Mortgage Loan, as follows:
          Section 5.01 Servicing of the Mortgage Loans.
     Each Mortgage Loan has been serviced in all material respects with the terms of the related Mortgage Note, Mortgage, Servicing Agreements and Applicable Laws.
          Section 5.02 Recourse Status.
     All of the Mortgage Loans have been sold to the Investor, and are being serviced, without recourse to Seller.
          Section 5.03 No Purchaser Responsibility.
     Notwithstanding the sale of the Servicing Rights to Purchaser, based on and subject to the terms of the Tri-Party Agreement, Seller retains any remaining obligations to Investor under the Servicing Agreements, including repurchase, indemnification and make-whole obligations, in respect of a breach of the selling representations and warranties in connection with the sale of the Mortgage Loans to Investor, or the failure of Seller or prior servicers to comply with the servicing obligations with respect to the Mortgage Loans prior to the Transfer Date.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants as of the Sale Date as follows:
          Section 6.01 Due Incorporation and Good Standing.
     Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is qualified to transact business in each jurisdiction in which such qualification is deemed necessary to service the Mortgage Loans. Purchaser has, in full force and effect (without notice of possible suspension, revocation or impairment) all required permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Rights require it to be licensed, registered or approved in order to service the Mortgage Loans and own the Servicing Rights.
          Section 6.02 Authority and Capacity.
     Purchaser has all requisite corporate power, authority and capacity, subject to approvals required pursuant to Sections 7.02 and 7.03 hereof, to enter into this Agreement and each other

Transaction Document and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby have each been duly and validly authorized by all necessary corporate action. This Agreement constitutes, and each other applicable Transaction Document constitutes or will constitute, a valid and legally binding agreement of Purchaser enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Purchaser of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and by general equity principles.
          Section 6.03 Effective Agreements.
     The execution, delivery and performance of this Agreement and each other Transaction Document by Purchaser, its compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its certificate of incorporation or bylaws, or, upon obtaining Investor approval, any instrument or agreement to which it is a party or by which it is bound or which affects the Mortgage Servicing Rights, Applicable Law or any judicial or administrative decree, order, ruling or regulation applicable to it or to the Mortgage Servicing Rights.
          Section 6.04 Sophisticated Purchaser:
     The Purchaser is a sophisticated investor and its bid and decision to purchase the Servicing Rights is based upon the Purchaser’s own independent experience, knowledge, due diligence and evaluation of this transaction. The Purchaser has relied solely on such experience, knowledge, due diligence and evaluation and has not relied on any oral or written information provided by Seller other than the representations and warranties made by Seller herein.
          Section 6.05 Seller/Servicer Standing.
     Purchaser is an approved Freddie Mac Seller/Servicer in good standing with the requisite financial criteria and adequate resources to complete the transactions contemplated hereby on the conditions stated herein.
          Section 6.06 MERS Membership.
     Purchaser is a member in good standing of the MERS system.
ARTICLE VII
COVENANTS
     Purchaser and Seller covenant and agree as follows:
          Section 7.01 Assignments.
     (a) With respect to those Mortgage Loans registered with MERS as of the applicable Sale Date, Seller shall, within fourteen (14) Business Days of the related Servicing Transfer Date, notify MERS, in accordance with MERS’ operating procedures, of the sale of the Mortgage Servicing Rights. Seller shall provide Purchaser or its designee with the MERS mortgage loan identification number for each MERS-registered Mortgage Loan pursuant to Section 7.06(a) and effect an assignment of each Mortgage Loan in the MERS system at Seller’s expense.
     (b) Any Mortgage Loan that is not assigned of record to and registered with MERS, as of the applicable Sale Date, must be assigned of record to Investor or its designee, if required by Investor. Seller shall prepare an individual Assignment of Mortgage, in recordable form but unrecorded, from the Purchaser or the Purchaser’s designee to Investor, and deliver such unrecorded Assignment of Mortgage to Purchaser’s Document Custodian within ninety (90) days following the applicable Servicing Transfer Date, the costs of preparing such unrecorded Assignment of Mortgage to be borne by Seller.
          Section 7.02 Investor Approval.
     (a) Transfer of the Mortgage Servicing Rights is subject to approval of the Investor or otherwise in accordance with the Servicing Agreements which shall be the responsibility of the Seller to obtain prior to the Sale Date.
     (b) If Investor approval is obtained subject to Seller and/or Purchaser fulfilling certain conditions, then the transactions contemplated hereunder shall be consummated subject to such conditions, in which case the parties shall use their best efforts to fulfill such conditions as soon as possible, provided that such conditions do not materially impair the expected economic benefits of the contemplated transaction to either Purchaser or Seller.
     (c) Seller and Purchaser shall prepare and execute all forms, documents and other information customary for transactions of this nature as requested by the Investor and any other applicable entities in connection with the transfer of the Mortgage Servicing Rights and Servicing.
     (d) If Investor consent is not secured by the Seller according to Section 7.02 (a) and (b), Seller has no obligation to proceed, or reimburse any cost or expenses to Purchaser. However, Seller will return any MSR and Advance proceeds received, and Purchaser will return advances or other funds received.
          Section 7.03 Transfer Notices.
     Seller shall provide a servicing transfer notice and any other similar notices to the Mortgagors as may be required under the Servicing Agreements, including, without limitation, Federal Real Estate Settlement Procedures Act (“RESPA”) codified § 2601 et seq. and implemented by Regulation X, 24 C.F.R. Part 3500. Within fifteen (15) Business Days following the related Servicing Transfer Date, the Purchaser shall deliver to each related Mortgagor a “Welcome Letter” in accordance with Applicable Law.
          Section 7.04 Real Estate Taxing Authorities.
     (a) For the period prior to the applicable Servicing Transfer Date, Seller shall be responsible for any tax penalties incurred due to incorrect or missing tax records processed or provided by Seller or Seller’s tax service agent to Purchaser.

     (b) If a Mortgage Loan is escrowed, Seller shall pay or cause to be paid, prior to the applicable Servicing Transfer Date, all tax bills (including any applicable penalties and interest) with tax due dates prior to or within thirty (30) calendar days following the applicable Servicing Transfer Date, if such tax bills have been issued by the taxing authority and received by Seller at least five (5) Business Days prior to the applicable Servicing Transfer Date.
     (c) Purchaser shall not be responsible for any tax penalties on any escrowed Mortgage Loan (including any loss of discount for which a Mortgagor or any third party for the benefit of the Mortgagor has a legal claim) for which the related tax due date occurs prior to or within thirty (30) calendar days following the applicable Servicing Transfer Date, but only if the tax bill was issued by the taxing authority and received by Seller at least five (5) Business Days prior to applicable Servicing Transfer Date.
     (d) For all escrowed Mortgage Loans, Seller shall provide to Purchaser within two (2) Business Days after each Servicing Transfer Date a current list of Mortgage Loans that have taxes or assessments that were due prior to or within thirty (30) calendar days after such Servicing Transfer Date and not paid.
     (e) Seller shall immediately provide Purchaser with all tax bills received by Seller relating to a Mortgage Loan at any time prior to the date that is 30 days past the applicable Servicing Transfer Date.
     (f) Seller shall provide all information required by Purchaser or Purchaser’s tax monitoring vendor with respect to such real estate taxes.
          Section 7.05 Hazard, Mortgage, and Flood Insurance.
     (a) For each escrowed Mortgage Loan, Seller shall pay or cause to be paid, prior to the applicable Servicing Transfer Date, all insurance bills with policy due dates prior to or within thirty (30) calendar days following such Servicing Transfer Date, if such insurance bills have been issued by insurance companies and received by Seller at least five (5) Business Days prior to such Servicing Transfer Date.
     (b) For all escrowed Mortgage Loans, Seller shall provide to Purchaser within two (2) Business Days after each Servicing Transfer Date a current list of Mortgage Loans that have hazard and MI insurance premiums and/or assessments that are due prior to or within thirty (30)calendar days after such Servicing Transfer Date and not paid.
     (c) For all escrowed Mortgage Loans, Seller shall provide to Purchaser within two (2) Business Days after each Servicing Transfer Date a current list of Mortgage Loans that have flood insurance premiums and/or assessments that were due prior to or within thirty (30) calendar days after such Servicing Transfer Date and not paid.
     (d) Seller shall provide all information required by Purchaser or Purchaser’s flood service monitoring vendor with respect to such flood insurance.

          Section 7.06 Delivery of Mortgage Loan Documentation and Information.
     (a) Seller and Purchaser shall follow the Servicing Transfer Instructions in all material respects. In any instance in which the Servicing Transfer Instructions conflict with the terms of this Agreement (except with respect to Sections 3.02 and 7.08 hereof), the Servicing Transfer Instructions shall control as to the items specified therein.
     (b) With respect to Mortgage Loans transferred on a given Servicing Transfer Date, prior to such Servicing Transfer Date the Seller shall furnish or cause to be furnished to the Purchaser preliminary Mortgage Loan data reflecting the status of payments, balances and other pertinent information necessary to service such Mortgage Loans, including, but not limited to: (i) master file; (ii) ARM loan master file; (iii) escrow file; (iv) tax and insurance payee file; (v) ARM history file; (vi) servicing activities; and (vii) any other pertinent and available information reasonably requested by the Purchaser. Such information shall be provided to the Purchaser in such electronic format mutually agreed upon by both Parties. No later than five (5) Business Days following the related Servicing Transfer Date, the Seller shall provide the Purchaser with final Mortgage Loan data reflecting the status of payments, balances and other pertinent information as set forth above and reasonably necessary to service the applicable Mortgage Loans as of the related Servicing Transfer Date.
     (c) The Seller shall provide or cause to be provided to the Purchaser copies of all Mortgage Loan Documents, Credit Files, servicing records and Mortgage Loan information available to the Seller with respect to each Mortgage Loan in physical format or electronic, tif, .pdf, .xls or .doc formats. Any costs and expenses to deliver the aforementioned files and information shall be borne by the Seller and any costs and expenses to convert such files and information into the format required by the Purchaser shall be borne by the Purchaser.
          Section 7.07 Delivery of Servicing System Information.
     Seller shall provide to Purchaser, on conversion files meeting the specifications of Exhibit C, or as otherwise agreed to by the parties, those data relating to the Mortgage Loans that are necessary for the proper servicing of the Mortgage Loans or to ensure compliance with the Servicing Agreements. Test conversion files shall be delivered to Purchaser within thirty (30) calendar days prior to each Servicing Transfer Date. The test conversion files shall include a documented layout. Final conversion files shall be delivered to Purchaser no later than two (2) Business Days after each Servicing Transfer Date.
          Section 7.08 Related Escrow Account Balances.
     No later than five (5) Business Days after the related Servicing Transfer Date, Seller shall:
     (a) Provide Purchaser by wire transfer of immediately available federal funds, the escrow amount suspense balances, any buydown balances and any unapplied funds associated with the applicable Mortgage Loans or, if such amount is a negative number, the Purchaser shall wire transfer negative amounts to Seller; and
     (b) Provide Purchaser with customary documentation and support for all unreimbursed T&I Advances accrued through the close of business of the day prior to the applicable Servicing Transfer Date.

          Section 7.09 Payoffs, Assumptions and Modifications.
     Seller and Purchaser shall cooperate with and assist each other, as requested, in completing any payoff, assumption or modification that is in process as of each Servicing Transfer Date.
          Section 7.10 Mortgage Loan Payments and Trailing Bills Received After Servicing Transfer Date.
     (a) All payments pertaining to the Mortgage Loans with respect to which the related Servicing Rights are sold on a Sale Date that are received by Seller after the related Servicing Transfer Date, and until sixty (60) days thereafter, shall be forwarded by Seller to Purchaser by wire, or at Seller’s discretion if such funds or payments are received by check, by overnight delivery, within seven (7) Business Days following Seller’s receipt, except that payments or funds requiring exception processing shall be forwarded within ten (10) Business Days of Seller’s receipt. On and after the date which is sixty (60) days after such Servicing Transfer Date, any payments or other funds remitted by a Borrower and received by Seller shall be returned to the related Borrower, or forwarded to the Purchaser or its designee as described above, at Seller’s discretion, within seven (7) Business Days of Seller’s receipt, except that payments or funds requiring exception processing shall be forwarded within ten (10) Business Days of Seller’s receipt, and any funds or payments by any other Person shall be forwarded by Seller, to Purchaser’s designee by wire or at Seller’s discretion if such funds or payments are received by check, by first class mail if such funds or payments are received by check within seven (7) Business Days of Seller’s receipt, except that payments or funds requiring exception processing shall be forwarded within ten (10) Business Days of Seller’s receipt.
     (b) Any servicing bills received by Seller after the applicable Servicing Transfer Date pertaining to the Mortgage Loans will be promptly forwarded by Seller to Purchaser. Purchaser shall promptly remit payment as required in the billing.
          Section 7.11 Misapplied and Returned Payments.
     Misapplied and returned payments shall be processed as follows:
     (a) Both parties shall cooperate in correcting misapplication errors;
     (b) The party who discovers or receives notice of a misapplied payment shall immediately notify the other party;
     (c) Subject to Section 3.02(g) hereof, if a misapplied payment has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within ten (10) Business Days after notice thereof by the other party;
     (d) If any Mortgagor’s check presented to Seller prior to the Servicing Transfer Date is returned unpaid to Seller for any reason subsequent to the Servicing Transfer Date, Seller shall immediately forward the original unpaid check to Purchaser and Purchaser shall reimburse Seller therefor promptly upon Seller’s demand.

          Section 7.12 Servicing Obligations.
     (a) With respect to each Mortgage Loan, from the date hereof until the applicable Servicing Transfer Date, Seller shall pay, perform and discharge all liabilities and obligations relating to the Servicing, including all liabilities and obligations under the Mortgage Loan documents, Applicable Laws and Servicing Agreements; and shall pay, perform and discharge all the rights, obligations and duties with respect to the Related Escrow Accounts as required by the Investor, the Servicing Agreements, the Mortgage Loan documents and all Applicable Laws until the transfer of such items on such Servicing Transfer Date.
     (b) With respect to each Mortgage Loan, on and after the applicable Servicing Transfer Date, Purchaser shall pay, perform and discharge all liabilities and obligations relating to the Servicing, including all liabilities and obligations under the Mortgage Loan documents, Applicable Law and Servicing Agreements; and shall pay, perform and discharge all rights, obligations and duties with respect to the Related Escrow Accounts as required by the Investor, the Servicing Agreements, the Mortgage Loan documents and all Applicable Laws, after the transfer of such items on such Servicing Transfer Date.
     (c) With respect to each Mortgage Loan, Purchaser shall not be liable for the improper Servicing acts and omissions of Seller prior to the Sale Date and, by virtue of the Interim Servicing Agreement, prior to the applicable Servicing Transfer Date, except that Purchaser shall be liable to the Investor for the period between the Sale Date and the Transfer Date subject to Seller’s indemnification obligations hereunder. Notwithstanding the foregoing, Purchaser shall have the functional responsibility to conduct, or cause to be contacted, the Servicing after the applicable Servicing Transfer Date.
          Section 7.13 Solicitation Rights.
     (a) Following the Sale Date, neither Seller nor any of its affiliates shall solicit Mortgagors (nor shall Seller or its affiliates direct any of their agents to solicit Mortgagors) for the purpose of prepayment of the Mortgage Loans.
     (b) The restrictions under Section 7.13(a) shall not apply to:
     (i) Advertising campaigns directed to the general public; or
     (ii) Solicitations for financial services, other than refinance of a first mortgage, to any Mortgagor with whom Seller or an affiliate has an existing customer relationship, unrelated to the Mortgage Loan, as of the Sale Date.
          Section 7.14 Year End Tax Reporting.
     Seller shall be responsible for providing the Internal Revenue Service and Mortgagors with all appropriate tax forms and information for transactions affecting the Mortgage Loans during the respective calendar year, for the period prior to the Servicing Transfer Date. Purchaser shall be responsible for providing the Internal Revenue Service and Mortgagors with all appropriate tax forms and information for transactions affecting the Mortgage Loans following the Servicing Transfer Date.

          Section 7.15 Cooperation.
     Seller and Purchaser shall cooperate with and assist each other, as reasonably requested, in carrying out the purposes of this Agreement.
          Section 7.16 Supplemental Information.
     From time to time prior to and after the applicable Servicing Transfer Date with respect to each Mortgage Loan, Seller promptly shall furnish Purchaser such incidental information, which is reasonably available to Seller, supplemental to the information contained in the documents and schedules delivered pursuant to this Agreement, which is necessary for the proper servicing of such Mortgage Loan or to ensure compliance with the Servicing Agreements.
          Section 7.17 Access to Information.
     (a) If Seller is subject to any claim, action, proceeding, investigation, inquiry, audit, or examination relating to a Mortgage Loan or the Mortgage Servicing Rights or related Servicing following the applicable Servicing Transfer Date, Purchaser shall reasonably cooperate with Seller and make available to Seller, at Seller’s expense, all witnesses, pertinent records, data, documentation, materials and information in the Purchaser’s possession or under the Purchaser’s control relating thereto as is reasonably required by Seller to defend or otherwise handle such claim, action, proceeding, investigation, inquiry, audit, or examination, but subject to Applicable Laws and appropriate confidentiality agreements with Seller.
     (b) In connection with any action, claim or proceeding concerning mortgage insurance with respect to any Mortgage Loan by a mortgage insurance provider, Purchaser shall reasonably cooperate with Seller and make available to Seller any communication (including, but not limited to, any request for missing documents, notification of impending coverage rescission, notification of impending claim denial, claim denials, coverage rescissions, and curtailments), all witnesses, pertinent records, and any materials and information in Purchaser’s possession or control relating thereto as may be reasonably required by Seller to bring or defend such action, claim or proceeding. The cooperation obligations in this Section shall include the obligation of Purchaser to provide Seller with notice within a reasonable time but no later than fifteen (15) Business Days after Purchaser becomes aware of any such action, claim or proceeding. Seller shall notify Purchaser whether Seller will respond (or not respond) to any such action, claim or proceeding before the earlier of: (i) ninety (90) days after the date Seller receives notice of such action, claim or proceeding or (ii) the date five (5) Business Days before the due date for such response contained in the applicable policy or required by the applicable action, claim or proceeding.
     (c) Additionally, Purchaser shall provide to Seller prompt notice of, and provide documents or communications evidencing or relating to: (i) any lawsuit, counterclaim or third party claim involving any Mortgage Loan, (ii) any escalated consumer complaint where the allegations or claims, if true, may have a material adverse impact on any Mortgage Loan, (iii) any repurchase claim made by a third party or the Investor involving any Mortgage Loan, and (iv) any inquiry or examination by any regulator or licensing authority that involves or may impact one or more related Mortgage Loans. All such notices should be sent to mi.rescissions_denials@bankofamerica.com.

     (d) Purchaser shall execute and deliver all such instruments and take all such action as the Seller may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.
ARTICLE VIII
CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER
     The obligations of Purchaser under this Agreement are subject to the satisfaction of the following conditions as of the Sale Date:
          Section 8.01 Correctness of Representations and Warranties.
     The representations and warranties made by Seller in this Agreement are true and correct in all material respects.
          Section 8.02 Compliance with Conditions.
     All of the terms, covenants, conditions and obligations of this Agreement required to be complied with and performed by Seller shall have been duly complied with and performed in all material respects.
          Section 8.03 Corporate Resolution.
     Purchaser shall have received from Seller a certified copy of its corporate resolution approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with such other certificates of incumbency and other evidences of corporate authority as Purchaser or its counsel may reasonably request.
          Section 8.04 No Material Adverse Change.
     Between the date of execution of this Agreement and the Sale Date, there shall not have been any change to Seller’s financial condition or in the Mortgage Servicing Rights, the Mortgage Loans, the Related Escrow Accounts or to Seller’s relationship with, or authority from, the Investor that in each case will likely materially and adversely affect the consummation of the transactions contemplated hereby.
          Section 8.05 No Actions.
     There shall not have been commenced or, to the best of Seller’s knowledge, threatened any action, suit or proceeding which will likely materially and adversely affect the consummation of the transactions contemplated hereby.
          Section 8.06 Consents.
     The parties shall have obtained all consents, approvals or other requirements of third parties required for the consummation of the transactions as contemplated by Section 7.02.

          Section 8.07 Freddie Mac Waiver of Representations and Warranties.
     The Seller, Purchaser and Freddie Mac shall have entered into a mutually acceptable Tri-Party Agreement for the purpose of obtaining Freddie Mac’s agreement that Purchaser shall not assume any obligations for the life of the Mortgage Loans, with respect to the origination, or selling representations and warranties related to the Mortgage Loans, nor shall Purchaser have any obligation to repurchase any Mortgage Loans out of any related securitization for any fact or circumstance pertaining to the period prior to the Sale Date.
          Section 8.08 Financing.
     Seller shall have provided to Purchaser, upon mutually agreeable, commercially reasonable terms, financing of not more than $75,000,000 for a period of not less than 5 years with an interest rate of not more than 1 month Libor plus 350 basis points.
          Section 8.09 Certificate of Seller.
     Seller shall have provided Purchaser a certificate, substantially in the form attached hereto as Exhibit D, signed by an authorized officer of Seller dated as of such date, applicable to the transactions contemplated by this Agreement, to the effect that: (a) each of Seller’s representations and warranties made in this Agreement is true and correct in all material respects as of such date; (b) all of the terms, covenants, conditions and obligations of this Agreement required to be complied with and performed by Seller at or prior to the Sale Date have been duly complied with and performed in all material respects; and (c) the conditions set forth in Sections 8.04 and 8.05 have been satisfied.
ARTICLE IX
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
     The obligations of Seller under this Agreement are subject to the satisfaction of the following conditions as of the Sale Date:
          Section 9.01 Correctness of Representations and Warranties.
     The representations and warranties made by Purchaser in this Agreement are, and shall continue to be, true and correct in all material respects.
          Section 9.02 Compliance with Conditions.
     All of the terms, conditions, covenants and obligations of this Agreement required to be complied with and performed by Purchaser shall have been duly complied with and performed in all material respects.
          Section 9.03 Corporate Resolution.
     Seller shall have received from Purchaser a certified copy of its corporate resolution approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with such other certificates of incumbency and other evidences of corporate authority as Seller or its counsel may reasonably request.

          Section 9.04 Certificate of Purchaser.
     Purchaser shall have provided Seller a certificate, substantially in the form attached hereto as Exhibit D, signed by an authorized officer of Purchaser dated as of such date, applicable to the transactions contemplated by this Agreement, to the effect that: (a) each of Purchaser’s representations and warranties made in this Agreement is true and correct in all material respects as of such date; (b) all of the terms, covenants, conditions and obligations of this Agreement required to be complied with and performed by Purchaser at or prior to the Sale Date have been duly complied with and performed in all material respects; and (c) the conditions set forth in Sections 9.05 and 9.06 have been satisfied.
          Section 9.05 No Material Adverse Change.
     Between the date of execution of this Agreement and the Sale Date, there shall not have been any change to Purchaser’s financial condition that will likely materially and adversely affect the consummation of the transactions contemplated hereby.
          Section 9.06 No Actions.
     There shall not have been commenced or, to the best of Purchaser’s knowledge, threatened any action, suit or proceeding that will likely materially and adversely affect the consummation of the transactions contemplated hereby.
          Section 9.07 Consents.
     The parties shall have obtained all consents and approvals of third parties required for the consummation of the transactions as contemplated by Section 7.02.
ARTICLE X
INDEMNIFICATION; CURE OR REPURCHASE
          Section 10.01 Indemnification by Seller.
     Seller shall indemnify, defend and hold Purchaser, its affiliates and its and their respective directors, managers, officers, employees, agents, representatives and advisors (the “Purchaser Indemnitees”) harmless from and shall reimburse the applicable Purchaser Indemnitee for any Losses suffered or incurred by any Purchaser Indemnitee after the Sale Date which results from:
     (a) Any material breach of a representation or warranty by Seller, or non-fulfillment of any covenant or obligation of Seller, contained in this Agreement; and
     (b) Litigation, proceedings, governmental investigations, orders, injunctions or decrees, the basis for which occurred on or prior to the Sale Date, resulting from any of the items described in Section 10.01(a) above.
     (c) Any prior servicing act or omission of Seller or any prior servicer relating to any Mortgage Loan that would constitute a branch of a representation and warranty by Seller under Article IV hereunder and any act or omission of any party related to the origination of any Mortgage Loan that violated Applicable Laws;

provided, however, that the applicable Purchaser Indemnitee has taken all reasonable and appropriate actions to mitigate any such losses, damages, deficiencies, claims, causes of action or expenses, which such failure of mitigation shall not relieve Seller of it’s indemnification obligations in this Section 10.01 but may affect the amount of such obligation. Purchaser shall notify Seller promptly after receiving written notice of the assertion of any litigation, proceedings, governmental investigations, orders, injunctions, decrees or any third party claims subject to indemnification under this Agreement (each, a “Third Party Claim”). Upon receipt of such notice of a Third Party Claim, Seller shall have the right to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to the applicable Purchaser Indemnitee, but may not enter into any settlement without the prior written consent of the applicable Purchaser Indemnitee, which shall not be unreasonably withheld. A Purchaser Indemnitee shall have the right to select separate counsel and to otherwise separately defend itself at its own expense but shall not consent to the entry of a judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld. Any exercise of such rights by a Purchaser Indemnitee shall not relieve Seller of its obligations and liabilities under this Section 10.01 or any other provision of this Agreement. With respect to any Third-Party Claim subject to indemnification under this Agreement, the applicable Purchaser Indemnitee shall be required to cooperate in good faith with Seller to ensure the proper and adequate defense of such Third-Party Claim.
          Section 10.02 Indemnification by Purchaser.
     Purchaser shall indemnify, defend and hold Seller, its affiliates and its and their respective directors, managers, officers, employees, agents, representatives and advisors (the “Seller Indemnitees”) harmless from and shall reimburse the applicable Seller Indemnitee for any Losses suffered or incurred by any Seller Indemnitee which result from:
     (a) Any material breach of a representation or warranty by Purchaser, or non-fulfillment of any covenant or obligation of Purchaser contained in this Agreement;
     (b) Any act, error or omission of Purchaser in servicing any of the Mortgage Loans after the Servicing Transfer Date including improper action or failure to act when required to do so; or
     (c) Litigation, proceedings, governmental investigations, orders, injunctions or decrees, the basis for which occurred after the Sale Date, resulting from any of the items described in Section 10.02 (a) and (b) above;
provided, however, that the applicable Seller Indemnitee has taken all reasonable and appropriate actions to mitigate any such losses, damages, deficiencies, claims, causes of action or expenses, which such failure of mitigation shall not relieve Purchaser of it’s indemnification obligations in this Section 10.01 but may affect the amount of such obligation. Seller shall notify Purchaser promptly after receiving written notice of the assertion of any litigation, proceedings, governmental investigations, orders, injunctions, decrees or any third party claims subject to indemnification under this Agreement (each, a “Third Party Claim”). Upon receipt of such notice of a Third Party Claim, Purchaser shall have the right to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to the applicable Seller Indemnitee, but may not enter into any settlement without the prior written consent of

Purchaser, which shall not be unreasonably withheld. A Seller Indemnitee shall have the right to select separate counsel and to otherwise separately defend itself but shall not consent to the entry of a judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Any exercise of such rights by a Seller Indemnitee shall not relieve Purchaser of its obligations and liabilities under this Section 10.02 or any other provision of this Agreement. With respect to any Third-Party Claim subject to indemnification under this Agreement, the applicable Seller Indemnitee shall be required to cooperate in good faith with Purchaser to ensure the proper and adequate defense of such Third-Party Claim.
          Section 10.03 Cure or Repurchase.
     If, as a result of a breach of a representation or warranty of Seller contained in this Agreement, or the Servicing Agreements, any Mortgage Loan is found defective by the Investor and the responsibility to cure such defect is the Seller’s under the Servicing Agreement, this Agreement and the Tri-Party Agreement, then Seller will, upon reasonable and timely notification by Purchaser and/or such Investor, correct or cure such defect, at Seller’s sole expense, within the time prescribed by the Investor, and to the satisfaction of the Investor. In the event such defect cannot be cured or corrected to the satisfaction of such Investor, and such breach materially and adversely affects the value of the Servicing Right, Seller shall repurchase such Servicing Right from the Purchaser.
     The Purchase Price recapture under this Section 10.03, and Section 10.04, (the “Repurchase Price”) shall be subject to the following provisions: from the Sale Date until the first anniversary of the Sale Date, the Seller shall pay Purchaser one hundred (100%) percent of the Purchase Price; after the first anniversary of the Sale Date and until the second anniversary of the Sale Date, the Seller shall pay Purchaser seventy-five (75%) percent of the Purchase Price; after the second anniversary of the Sale Date and until the third anniversary of the Sale Date, the Seller shall pay Purchaser fifty (50%) percent of the Purchase Price; after the third anniversary of the Sale Date and until the fourth anniversary, the Seller shall pay Purchaser twenty-five (25%) percent of the Purchase.
     Notwithstanding anything to the contrary in this Agreement, Purchaser acknowledges and agrees that Purchaser shall be obligated to cure and/or repurchase any Mortgage Loan, if requested by the Investor, if it is determined that Purchaser: (i) breached any representation, warranty, covenant, or any provision of this Agreement, (ii) failed to service any Mortgage Loan in accordance with accepted servicing practices and the Servicing Agreements, or (iii) for any act or omission of Purchaser (or any of its agents or representatives) which causes the Seller to materially breach any Servicing Agreement with the Investor.
          Section 10.04 Subsequent Transfer due to Repurchase.
     In the event the Seller is required to repurchase, pursuant to Section 10.03, or otherwise the Purchaser consents to the Seller’s request for a repurchase of, Mortgage Servicing Rights related to a Mortgage Loan pursuant to the terms of this Agreement, the Purchaser shall transfer the Servicing as contemplated hereunder subject to receipt of the Repurchase Price. The Purchaser agrees to cooperate with the Seller, and any party designated as the successor servicer or subservicer, in transferring the Servicing to such successor servicer. In addition, the Purchaser shall be responsible for notifying the related Mortgagors of any transfer of servicing in accordance with the requirements of the Servicing Agreements and Applicable Law. On or before the date upon which servicing is transferred from the Purchaser to any successor servicer, with respect to one or more of the Mortgage Servicing Rights related to a Mortgage Loan (the “Subsequent Transfer Date”), the Purchaser shall prepare, execute and deliver to the successor servicer any and all Mortgage Loan Documents, data tapes, and other instruments necessary or appropriate to effect the purposes of Servicing. The Purchaser shall reasonably cooperate with the Seller and such successor servicer in effecting the transfer of the Purchaser’s responsibilities and rights hereunder with respect to one or more of the Mortgage Servicing Rights related to a Mortgage Loan.
ARTICLE XI
MISCELLANEOUS
          Section 11.01 Costs and Expenses.
     Whether or not the transactions hereby contemplated shall be consummated, costs and expenses incurred in connection with the transactions contemplated hereby shall be paid as follows:
     (a) Seller shall pay all costs associated with the transfer of the Mortgage Servicing Rights and Servicing to Purchaser, any recording or filing fees, Investor transfer fees, and all other costs associated with the preparation and/or filing of assignments or any other transfer documents; and
     (b) Except as otherwise provided herein, Purchaser and Seller shall each pay the expenses incurred by it or its affiliates in connection with the transactions contemplated hereby.
          Section 11.02 Confidentiality.
     Each party understands that certain information which it has been furnished and will be furnished in connection with this transaction, including, but not limited to information concerning business procedures, servicing fees or prices, Non Public Personal Information and/or Personally Identifiable Financial Information (as those terms are defined in Sections 573.3(n) and (o) of the Office of Thrift Supervision Regulations on Privacy of Consumer Information published at 12 C.F.R. Chapter V implementing Title V of the Gramm-Leach-Bliley Act), policies or plans of the other party or any of its affiliates, is confidential and proprietary, and each party agrees that it will maintain the confidentiality of such information and will not disclose it to others (except for its affiliates and its and their respective directors, managers, officers, employees, financing sources, agents, representatives and advisors), or use it except in connection with the proposed acquisition contemplated by this Agreement, without the prior written consent of the party furnishing such information. Information which is generally known in the industry concerning a party or among such party’s creditors generally or which has been disclosed to the other party by third parties who have a right to do so shall not be deemed confidential or proprietary information for these purposes. If Purchaser, any of its affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it in connection with the transactions contemplated hereby, Purchaser agrees to provide Seller with prompt notice of such request(s) so that Seller may seek an appropriate protective order and/or waive Purchaser’s compliance with the terms of this Section 11.02. If Seller, any of its affiliates or any officer, director, employee or agent of any of the foregoing is at any time requested or required to disclose any information supplied to it in connection with the transactions contemplated hereby, Seller agrees to provide Purchaser with prompt notice of such request(s) so that Purchaser may seek an appropriate protective order and/or waive Seller’s compliance with the terms of this Section 11.02. Notwithstanding the terms of this Section 11.02, if, in the absence of a protective order or the receipt of a waiver hereunder, the Purchaser or Seller is nonetheless, in the opinion of its counsel, compelled to disclose information concerning the other party to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Purchaser or Seller may disclose such information to such tribunal without liability hereunder. If the proposed acquisition is not consummated, each party agrees to promptly return to the other, promptly upon request, all confidential materials, and all copies thereof, which have been furnished to it in connection with the transactions contemplated hereby.
          Section 11.03 Broker’s Fees.
     Each party hereto represents and warrants to the other that it has made no agreement to pay any finder’s, agent’s, broker’s or originator’s fee arising out of or in connection with the subject matter of this Agreement, other than Seller’s agreement with Phoenix Capital Inc. Seller shall be responsible for all fees due to Phoenix Capital Inc. In the event the Purchaser has entered or enters into an agreement to pay any finder’s, agent’s, broker’s, advisor’s or originator’s fee arising out of or in connection with the subject matter of this Agreement, Purchaser shall be solely responsible for all such fees. The parties hereto shall indemnify and hold each other harmless from and against any such obligation or liability and any expense incurred in investigating or defending (including reasonable attorneys’ fees) any claim based upon the other party’s actions in connection with such obligation.
          Section 11.04 Survival of Representations and Warranties.
     Each party hereto covenants and agrees that the representations and warranties in this Agreement, and in any document delivered or to be delivered pursuant hereto, shall survive the Sale Date and each applicable Servicing Transfer Date.
          Section 11.05 Notices.
     All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid or by prepaid overnight delivery service:
     (a)    If to the Purchaser, to:      Nationstar Mortgage LLC
350 Highland Drive
Lewisville, Texas 75067
Attn: Ron L. Fountain
Senior Vice President — Associate General Counsel
(469) 549-3163
     (b)    If to the Seller, to:            Bank of America
7105 Corporate Drive
Plano, TX 75024
Attn: Lee Wardlow
Senior Vice President; Mtg Servicing Executive
(972) 526-6396

                With a copy to:               Bank of America
4500 Park Granada
Calabasas, CA 91302
Attn: General Counsel
or to such other address as Purchaser or Seller shall have specified in writing to the other.
          Section 11.06 Waivers.
     Either Purchaser or Seller may, by written notice to the other:
     (a) Extend the time for the performance of any of the obligations or other transactions of the other; and
     (b) Waive compliance with or performance of any of the terms, conditions, covenants or obligations required to be complied with or performed by the other hereunder.
     The waiver by Purchaser or Seller of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.
          Section 11.07 Entire Agreement; Amendment.
     This Agreement and the related Transaction Documents constitute the entire agreement between the parties with respect to the sale of the Mortgage Servicing Rights and supersedes all prior agreements with respect thereto. This Agreement may be amended only in a written instrument signed by both Seller and Purchaser.
          Section 11.08 Binding Effect.
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their successors and assigns, any rights, obligations, remedies or liabilities.
          Section 11.09 Headings.
     Headings on the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.
          Section 11.10 Applicable Law.
     This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by Federal law. The parties agree to waive trial by jury in the event of any dispute under this Agreement.

          Section 11.11 Incorporation of Exhibits.
     The Exhibits attached hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement.
          Section 11.12 Counterparts.
     This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement.
          Section 11.13 Severability of Provisions.
     If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the rights of the parties hereto.
          Section 11.14 Public Announcement.
     No public release or statement concerning the subject matter of this Agreement shall be made by either party without the express written consent and approval of the other party, except as required by law or stock exchange rule.
          Section 11.15 Assignment.
     Neither party may assign or subcontract all or any part of this Agreement, or any interest herein, without the prior written consent of the other party, provided that any permitted assignee must assume the assignor’s obligations under this Agreement.
          Section 11.16 Conflicts between Transaction Documents.
     In the event of any conflict, inconsistency or ambiguity between the terms and conditions of this Agreement and the Transfer Confirmation, the terms of this Agreement shall control.
          Section 11.17 Third Party Beneficiaries.
     This Agreement does not and is not intended to confer any rights or remedies upon any person or entity other than Purchaser and Seller, except as provided in Sections 10.01 and 10.02, provided that Purchaser and Seller reserve the right to modify any term of, or terminate, this Agreement, without the consent of any Purchaser Indemnitee or Seller Indemnitee.

     IN WITNESS WHEREOF, each of the undersigned parties to this Agreement has caused this Agreement to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.

NATIONSTAR MORTGAGE LLC Purchaser

By: Name:	/s/ Jay Bray Jay Bray
Title:	President/Chief Financial Officer

BANK OF AMERICA, NATIONAL ASSOCIATION Seller

By: Name:	/s/ Laurence P. Washington Laurence P. Washington
Title:	Managing Director